Exhibit 10.2

First Amendment to
Brunswick Corporation Terms and Conditions of Employment

Effective January 1, 2014, Section 13, Termination Provisions, of the Brunswick Corporation Terms and Conditions of Employment (the “Agreement”) is replaced in its entirety with the following:

The Term may be terminated at any time by the Company upon six (6) month’s advance written notice to the Executive; provided, however, that if a Change in Control occurs prior to the expiration of the Term, the Term shall not terminate prior to the second (2nd) anniversary of the date on which the Change in Control occurs.

Except to the extent expressly modified by this First Amendment, all other terms of the Agreement remain in full force and effect.

IN WITNESS THEREOF, the Executive and the Company have executed this First Amendment to Brunswick Corporation Terms and Conditions of Employment.

Executive	Brunswick Corporation
By: _____________________________	By: _____________________________